                                                                                          Exhibit 12.3
WTD INDUSTRIES, INC. AND SUBSIDIARIES

COMPUTATION OF REGISTRANT'S NET INCOME (LOSS)
TO AVERAGE STOCKHOLDERS' EQUITY (DEFICIT)
(In Thousands, Except Ratios)


                                                            YEAR ENDED APRIL 30,
                                         -------------------------------------------------------------
                                            1995         1994        1993        1992        1991
                                            -------      -------     -------     -------     -------
NET INCOME (LOSS)                       $     3,700 $      6,300 $    23,758 $     2,992 $   (85,152)
                                           ========     ========    ========    ========    ========
AVERAGE STOCKHOLDERS' EQUITY
  (DEFICIT)
 Beginning of period                    $    18,512 $     13,684 $   (43,553)$   (46,545)$    38,607
 End of period                               20,076       18,512      13,684     (43,553)    (46,545)

   Average                              $    19,294 $     16,098 $   (14,935)$   (45,049)$    (3,969)
                                           ========     ========    ========    ========    ========
RATIO OF NET INCOME (LOSS) TO
 AVERAGE STOCKHOLDERS'
 EQUITY (DEFICIT)                              19.2 %       39.1 %       NM         NM           NM

 NM - Not meaningful
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